Exhibit 99.1

RAM Holdings Ltd. Announces First Quarter Net Losses of $189.5 Million

HAMILTON, Bermuda, May 19, 2008 (BUSINESS WIRE) — RAM Holdings Ltd. (NASDAQ:RAMR) (RAM) today reported a first quarter 2008 net loss of $189.5 million, or net loss of $6.95 per diluted share. This compares to net income of $14.3 million, or $0.52 per diluted share, for the first quarter 2007. The decrease for the first quarter 2008 is attributable to the following:

•	Increase in mark-to-market losses on credit derivatives of $166.4 million, or ($6.11) per basic and diluted share, as result of changes in fair value inclusive of credit impairments of $12.4 million;

•	Increase in case basis loss reserves of $20.6 million, relating primarily to continuing deterioration in the performance of residential mortgage-backed securities (“RMBS”);

•	Increase in unallocated loss reserves of $9.9 million, primarily associated with RMBS;

Commenting on financial results, RAM Chief Executive Officer Vernon Endo noted that, “Our disappointing loss for the quarter was driven by the well publicized continued severe developments in the US residential mortgage market. Additional seasoning of recent RMBS transactions provided better insight into future performance, which caused us to increase loss reserves. In addition, continued credit spread widening contributed significantly to our loss as we recorded an unrealized fair value loss on our credit derivatives of $166.4 million. We continue to work on improving our capital position to further stabilize our ratings, while our liquidity over the next 12 months remains sound, barring of course additional, dramatic negative developments.”

Losses on Credit Derivatives

Credit spreads continued to widen substantially during the first quarter of 2008, and this widening, as well as the continued deterioration in RMBS collateral underlying collateralized debt obligations (“CDOs”), resulted in a substantial increase in losses in the first quarter of 2008 on the credit derivatives we reinsure. For the first quarter 2008 $12.4 million of the losses on credit derivatives reflects credit impairments the Company expects to incur in the future, representing the net present value estimate of probable and estimable losses on credit derivatives, primarily credit default swaps on CDOs of asset back securities (“ABS”) backed primarily by RMBS. In compliance with the requirements of FAS 157, the Company considered its own non-performance risk when measuring the fair value of its derivative liability. The effect of adopting this requirement was a reduction in the Company’s derivative liability of approximately $110.5 million at March 31, 2008. The balance of the losses on credit derivatives, in the absence of further credit impairments, are expected to net to zero over the remaining life of the insured credit derivatives. The unrealized losses, except for credit impairments, do not impact operating earnings, a non-GAAP measure of income used by market analysts in assessing the Company’s performance, rating agency and statutory capital requirements and claims paying resources. Credit impairments are included in “Net change in fair value of credit derivatives” in the statement of operations.

Loss Reserve Activity

Case basis loss reserves (loss reserves for probable and estimable losses) increased $20.6 million during the first quarter of 2008 from $30.4 million at December 31, 2007 to $51.0 million at March 31, 2008. The increase in case reserves relates primarily to RMBS transactions that have continued to underperform against the Company’s previous expectations. Total net claims paid during the quarter amounted to $7.1 million which related primarily to RMBS policies.

Unallocated loss reserves are established to reflect our estimate of ultimate losses due to general deterioration in our insured credits. Unallocated loss reserves increased $9.9 million, or 30%, during the first quarter of 2008 from $33.4 million at December 31, 2007 to $43.3 million at March 31, 2008. The increase in unallocated reserves relates primarily to the continued deterioration of RMBS transactions.

Case reserves and unallocated reserves for all RMBS exposures amounted to $48.5 million and $30.9 million, respectively at March 31, 2008, which represents 84% of RAM’s loss reserves. Additionally, credit impairments on RMBS CDOs amounted to $56.8 million which are included in derivatives liabilities.

Adjusted Premiums Written

RAM reported adjusted premiums written, a measure of business production, of $41.2 million for the first quarter of 2008, which represents a 53% increase over the comparable quarter in 2007. RAM expects new business production will not be as strong for the remainder of 2008 as the markets continue to adjust to the continued ratings actions and shortage of capital in the financial guaranty industry.

Net adjusted premiums written is a non-GAAP measure of business production which includes both upfront premiums written and the present value of future installment premiums for new business written in the quarter (note: present value of installment premiums is reported by RAM at a one-quarter lag). Adjusted premiums written by product line are provided in the table below:

Net Adjusted Premiums Written	1st Quarter

(in $ millions)	2008	2007	% change

U.S. Public Finance	11.2	9.7	15.5%
U.S. Structured Finance	19.1	5.0	282.0%

U.S. Total	30.3	14.7	106.1%

International Public Finance	5.1	7.0	-27.1%
International Structured Finance	5.8	5.2	11.5%

International Total	10.9	12.2	-10.7%

Net Adjusted Premiums Written	41.2	26.9	53.2%

Net adjusted premiums written grew approximately 53% above the prior years first quarter, with U.S. structured finance up substantially. Public finance net adjusted premiums for the quarter were $16.3 million, which is comparable to the first quarter in 2007. Structured finance adjusted premiums grew by $14.7 million, or 144%, to $24.9 million from $10.2 million in 2007. The increase in structured finance in the quarter was the result of the two additional treaties in 2007 which contributed $5.1 million in structured finance adjusted premiums, as well as an overall increase in cessions in the final quarter of 2007.

Net (Loss)/Income and Operating (Loss)/Income

Net loss was $189.5 million for the first quarter 2008. While net (loss)/income and net (loss)/income per diluted share are calculated in conformity with U.S. generally accepted accounting principles (GAAP), RAM provides other information because the Company’s management and Board of Directors, as well as many research analysts and investors, evaluate financial performance on the basis of operating earnings, which excludes realized gains or losses on investments, gains or losses on credit derivatives, net of credit impairments, and unrealized gains on other financial instruments. Some research analysts and investors further evaluate earnings by excluding the net income impact of refundings (accelerated premiums and associated earnings) from operating earnings to produce what is referred to as “core” earnings.

During the first quarter of 2008, an operating loss of $35.9 million, or $(1.31) per diluted share, was recorded compared to operating income of $14.4 million, or $0.52 per diluted share in the first quarter 2007. The operating loss is the result of an increase in case basis and unallocated loss reserves, primarily resulting from continued deterioration in the performance of reinsured RMBS.

During the first quarter, net unrealized gains and losses on derivatives and other financial instruments (excluding a $12.4 million change in credit impairments) increased the net loss by $152.7 million, or $5.61 per diluted share. Refundings offset the loss by $0.4 million or $0.01 per diluted share. The following table provides comparisons of operating earnings and core earnings for the 2008 and 2007 first quarter:

Earnings/(Loss) Per Diluted Share	First Quarter

	2008	2007

Net (loss)/income per diluted share	$(6.95)	$0.52
Effect of net investment (gains)/losses	$0.03	$—
Effect of net financial instrument unrealized (gains) / losses	$5.61	$—
Operating (loss)/earnings	$(1.31)	$0.52
Effect of refundings	$(0.01)	$(0.05)
Core (loss)/earnings	$(1.32)	$0.47

Note: Operating and core (loss)/earnings are non-GAAP measures presented here to facilitate analysis that is frequently undertaken by research analysts and investors in assessing the performance of RAM.

Summary of Operating Results

Net premiums written in the first quarter totaled $16.6 million, 20% below the $20.7 million of net premiums written in the first quarter of 2007. This decrease in premiums written is the result of a decline in the cessions from our primaries from less direct business being written in the financial guaranty industry. The Company currently has one retrocessional agreement in place and during the first quarter of 2008 we ceded premiums of $1.0 million pursuant to that agreement, compared to $nil in the first quarter of 2007.

Earned premiums in the quarter of $13.2 million were 6% greater than the $12.5 million earned in the first quarter of 2007. By eliminating accelerated premiums from refundings of $0.5 million from total earned premiums, “core” earned premiums in the first quarter were 20% above 2007, which included $1.9 million in refundings.

As at March 31, 2008, RAM implemented a change in the presentation of revenues, expenses and balance sheet items relating to financial guaranty contracts that the Company reinsures in the form of credit default swap (“CDS”) contracts. This reclassification does not change the Company’s net income (loss), comprehensive income, earnings per share or shareholders’ equity. This reclassification is being adopted after agreement between members of the Association of Financial Guaranty insurers (“AFGI”) and discussions with the Securities and Exchange Commission, to increase comparability of the Company’s financial statements with other financial guaranty companies that have credit derivative contracts. See our quarterly report on form 10-Q for the three months ended March 31, 2008 for details of reclassification adjustments made to comparison periods.

Net change in fair value of credit derivatives was ($163.8) million in the quarter, $164.8 million less than the $1.0 million in the first quarter of 2007. Net change in fair value of credit derivatives primarily related to $166.4 million of unrealized losses on derivatives and $2.6 million of realized gains. Of the $166.4 million unrealized loss, $12.4 million relates to credit impairments which are losses that are estimable and probable and which the Company expects to incur in the future (included in the loss ratio calculated in the following paragraph). The increase in the negative mark on credit derivatives related to continued widening of credit spread, rating downgrades, and increased uncertainty of subprime and other RMBS losses. In compliance with the requirements of FAS 157, the Company considered its own non-performance risk when measuring the fair value of its derivative liability. The effect of adopting this requirement was a reduction in the Company’s derivative liability of approximately $110.5 million at March 31, 2008. The realized gains on credit derivatives are made up of $3.8 million of earned premiums net of acquisition costs of $1.2 million on credit default swaps.

Net investment income for the quarter was $8.2 million, 8% above the $7.6 million recorded in the first quarter of 2007. The growth in investment income in 2008 over the prior year is the result of a 15% increase in cash and invested assets compared to first quarter 2007. The increase is primarily related to increases in cash flow from operations from the increase in premiums written in the year ending with the first quarter of 2008. Realized losses on investments were $0.9 million in the first quarter 2008 compared to losses of $nil in the first quarter 2007. During the first quarter 2008 we realized a loss of $1.3 million relating to an “other than temporary” impairment on one security that is backed by subprime RMBS. We have two other investments with subprime exposure with a fair value of $1.1 million, and we do not believe these two subprime investments to be impaired

Losses and loss adjustment expenses were $37.5 million in the 2008 first quarter, contributing to a loss ratio(1) of 294%. This loss ratio is the result of i) an increase in credit impairment reserves of $12.4 million referred to in the above paragraph, ii) an increase of $20.6 million in case basis reserves and iii) an increase of $9.9 million in RAM’s unallocated loss reserve in the quarter, all of which are primarily attributable to the Company’s exposure to RMBS. This compares to ($1.0) million of incurred losses in the comparable 2007 period, which is atypical.

Acquisition expenses of $4.6 million in the first quarter are closely related to earned premiums. The first quarter 2008 ratio(1) of acquisition expenses to earned premium is 34.1% compared to 34.8% for the first quarter 2007. First quarter operating expenses of $4.7 million were $2.0 million, or 75%, above the level in the first quarter of 2007. The increase was due to additional expenses relating to the renewal of our D&O insurance coverage and increased legal and audit expenses. Combining acquisition and operating expenses as a percentage of earned premiums, RAM’s total expense ratio(1) was 61.8% in the first quarter of 2008 compared to 54.3% in the first quarter of 2007.

Interest expense on long term debt was $0.7 million in the both the first quarter of 2008 and 2007.

(1) ratios include balances associated with our credit derivative contracts which the Company treats as a normal part of our financial guarantee business but reports separately in the Consolidated Statements of Operations

Balance Sheet

Total assets of $881.7 million at March 31, 2008 were $21.4 million, or 2.5%, above the level at year-end 2007, reflecting an increase in invested assets from increases in cash flows from operations and other comprehensive income. Shareholders’ equity of $72.2 million is ($180.1) million or, 71.4%, below the level at December 31, 2007, which relates to increased losses on credit derivatives from the continued deterioration of RMBS. Book value per share is $2.65, a decrease of 71.4% from year-end 2007. Adjusted book value (ABV) per share, a non-GAAP measure, decreased by 28.5% from year-end 2007 to $14.70 at March 31, 2008.

Forward-Looking Statements

This release contains statements that may be considered “forward-looking statements.” These statements are based on current expectations and the current views of the economic and operating environment and are not guarantees of future performance. A number of risks and uncertainties, including economic competitive conditions, could cause actual results to differ materially from those projected in forward-looking statements. Our actual results could differ materially from those expressed or implied in the forward-looking statements. Among the factors that could cause actual results to differ materially are (i) changes in general economic conditions, including inflation, foreign currency exchange rates, interest rates and other factors; (ii) decreased demand for our reinsurance products; (iii) the loss of significant customers with whom we have a concentration of our reinsurance in force; (iv) legislative and regulatory developments; (v) changes in regulation or tax laws applicable to us or our customers; (vi) a downgrade in financial strength ratings of RAM Re by Standard & Poor’s or Moody’s; (vii) more severe losses or more frequent losses associated with our products; (viii) losses on credit derivatives; (ix) changes in our accounting policies and procedures that impact the Company’s reported financial results; and (x) other risks and uncertainties that have not been identified at this time. The Company undertakes no obligation to revise or update any forward-looking statement to reflect changes in conditions, events, or expectations, except as required by law.

Explanation of Non-GAAP Financial Measures

RAM believes that the following non-GAAP financial measures included in this release serve to supplement GAAP information and are meaningful to investors.

Operating earnings: The Company believes operating earnings is a useful measure because it measures income from operations, unaffected by the non-operating items of realized investment gains or losses, unrealized gains on other financial instruments, and gains or losses on credit derivatives, exclusive of any credit impairments. Operating earnings is typically used by research analysts and rating agencies in their analysis of the Company.

Core earnings: Core earnings is frequently derived by analysts to assess the Company’s results exclusive of the earnings impact of accelerated premiums from refundings because refundings are episodic and a less predictable component of earned premium and income.

Adjusted Premiums Written: Adjusted premiums written are a meaningful measure of the value of business assumed during a reporting period because they represent the present value of premiums collected and expected to be collected on business reinsured during the period (inclusive of premiums on credit default swaps). Thus, adjusted premiums written provide investors with a measure of new business activities in a period and allow for comparison of new business in other periods. This measure supplements premiums written and premiums earned, which include the value of premiums resulting from insurance business reinsured in prior periods.

Adjusted Book Value (ABV): The Company believes the presentation of adjusted book value, which includes items that are expected to be realized in future periods, provides additional information that is viewed as useful to investors and analysts in obtaining a measure of the value of the Company. The items that contribute to adjusted book value do not require additional future performance obligation by the Company and so ABV provides an indication of the Company’s value in the absence of new business activity. We derive adjusted book value by beginning with shareholders’ equity (book value) and then adding or subtracting the value of i) net unearned premium reserve, ii) deferred acquisition costs, and iii) the present value of estimated future installment premiums net of ceding commissions. ABV is not a substitute for GAAP book value but does provide additional information when viewed in conjunction with GAAP book value.

Credit Derivative Measures: As of March 31, 2008, and embedded in the derivative liabilities and net change in fair value of credit derivatives, were credit impairments which are expected to be paid out over the term of the credit default swap policies.  The credit impairments are a non GAAP metric reported as management believes this information to be useful to analysts, rating agencies and investors to review the results of our entire portfolio of policies. Management considers our credit derivative policies as a normal extension of our financial guarantee business and reinsurance in substance. Non-GAAP ratios are reported because the Company considers these ratios to be useful to analysts, rating agencies and investors to review the results of our entire portfolio of policies. Non-

GAAP ratios are calculated by adding amounts relating to credit derivative policies into the GAAP balances of (i) net premiums earned, (ii) loss and loss adjustment expenses, and (iii) acquisition expenses when calculating loss and expense ratios.

RAM Holdings Ltd. is a Bermuda-based holding company. Its operating subsidiary RAM Reinsurance Company Ltd. provides financial guaranty reinsurance for U.S. and international public finance and structured finance transactions. More information can be found at www.ramre.com.

RAM Holdings Ltd.
Consolidated Balance Sheets
(unaudited)
As at March 31, 2008 and December 31, 2007
(dollars in thousands)

	March 31, 2008	December 31, 2007

Assets
Investments:
Fixed-maturity securities held as available for sale, at fair value (Amortized Cost: $691,650 and $685,645)	$711,591	$696,533
Cash and cash equivalents	12,780	12,326
Restricted cash	6,758	8,178
Accrued investment income	6,280	6,465
Premiums receivable	1,683	3,645
Recoverable on paid losses	1,898	1,808
Deferred policy acquisition costs	88,196	87,304
Prepaid reinsurance premiums	3,617	2,663
Other receivables	4,000	—
Deferred expenses	1,712	1,753
Prepaid expenses	2,863	195
Other financial instruments (at fair value)	36,670	35,330
Other assets	3,693	4,065

Total Assets	$881,741	$860,265

Liabilities and Shareholders’ Equity
Liabilities:
Loss and loss expense reserve	$94,330	$63,798
Unearned premiums	244,360	239,957
Reinsurance balances payable	702	539
Accounts payable and accrued liabilities	4,495	3,463
Long-term debt	40,000	40,000
Redeemable preferred shares: $1,000 par value; authorized shares - 75,000; issued and outstanding shares - 75,000	75,000	75,000
Accrued interest payable	—	693
Derivative liabilities	347,099	180,589
Other liabilities	3,548	3,913

Total Liabilities	809,534	607,952

Shareholders’ Equity:
Common stock: $0.10 par value; authorized shares - 90,000,000; Issued and outstanding shares -27,248,700 shares at March 31, 2008 and 27,238,976 at December 31, 2007	2,725	2,724
Additional paid-in capital	229,687	229,379
Accumulated other comprehensive income	19,942	10,888
Retained (deficit)/earnings	(180,147)	9,322

Total Shareholders’ Equity	72,207	252,313

Total Liabilities and Shareholders’ Equity	$881,741	$860,265

RAM Holdings Ltd.
Consolidated Statements of Operations
(unaudited)
For the three months ended March 31, 2008 and 2007
(dollars in thousands except share and per share amounts)

	Three Months Ended March 31

	2008	2007

Revenues
Gross premiums written	$17,647	$20,714
Ceded premiums	(1,000)	—

Net premiums written	$16,647	$20,714

Change in unearned premiums	(3,449)	(8,205)

Premiums earned	13,198	12,509

Change in fair value of credit derivatives
Realized gains and other settlements	2,614	1,009
Unrealized losses	(166,384)	(30)

Net change in fair value of credit derivatives	(163,770)	979

Net investment income	8,213	7,645
Net realized losses on investments	(912)	—
Net unrealized gains on other financial instruments	1,340	—

Total revenues	(141,931)	21,133

Expenses
Losses and loss adjustment expenses	37,528	(1,014)
Acquisition expenses	4,619	4,421
Operating expenses	4,709	2,720
Interest expense	682	682

Total expenses	47,538	6,809

Net (Loss)/Income	$(189,469)	$14,324

Net (loss)/income per common share:
Basic	$(6.95)	$0.53
Diluted	(6.95)	0.52
Weighted-average number of common shares outstanding:
Basic	27,243,316	27,234,755
Diluted	27,243,316	27,353,821

Operating (Loss)/Earnings

Net (loss) income	$(189,469)	$14,324
Less: Realized (gains) losses on investments	912	—
Less: Unrealized losses on credit derivatives	166,384	30
Add back: credit impairment on derivatives	(12,390)
Less: Unrealized gains on other financial instruments	(1,340)	—

Operating (Loss)/Earnings per share	$(35,903)	$14,354

Net (loss)/income per common share	$(6.95)	$0.52
Less: Realized (gains) losses on investments	0.03	—
Less: Unrealized losses on credit derivatives	6.11	0.00
Add back: credit impairment on derivatives	(0.45)
Less: Unrealized gains on other financial instruments	(0.05)	—

Operating (loss)/earnings per share	$(1.31)	$0.52

	31-Mar-08	31-Dec-07
Adjusted Book Value
Book Value Per Share	$2.65	$9.26
Shareholder’s Equity (Book Value)	72,207	252,313
Unearned premiums (1)	247,358	242,829
Prepaid reinsurance premiums	(3,617)	(2,663)
Deferred Acquisition Costs	(88,196)	(87,304)
Present Value of Installment Premiums (2)	192,877	165,644
Unrealized (Gains) Losses on Investments	(19,942)	(10,888)
Adjusted Book Value Per Share	$14.70	$20.56

(1)	Includes balances relating to credit derivatives

(2)	At March 31, 2008 and December 31, 2007, the discount rate was 3.28% and 4.26%, respectively.

Reconciliation of GAAP Net Premiums Written to Net Adjusted Premiums Written

	1st Quarter

	2008	2007

Net Par Written	$4,283,975	$2,334,267

GAAP Net Premiums Written	$16,647	$20,714
Net Premiums Written on CDS	3,921	1,444

Total Net Premiums Written	$20,568	$22,158
Less: Net Installment Premiums Written	11,455	7,689

Net Upfront Premiums Written	9,113	14,469
Plus: PV of Installment
Net Premiums Written	32,120	12,410

Net Adjusted Premiums Written	$41,233	$26,879

Contact:

RAM Holdings Ltd., Hamilton
Victoria Guest, 441-298-2116
vguest@ramre.bm

RAM Holdings Ltd., Hamilton
Ted Gilpin, 441-298-2107
tgilpin@ramre.bm